SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [   ]

Filed by a party other than the registrant [X]

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[   ] Preliminary proxy statement.

[   ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[   ] Definitive proxy statement.

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[  ]  Soliciting material under Rule 14a-12.

ROMA FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS VI, L.P.
STILWELL PARTNERS, L.P.
STILWELL ASSOCIATES, L.P.
STILWELL VALUE LLC
JOSEPH STILWELL

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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THE STILWELL GROUP
26 BROADWAY
23rd FLOOR
NEW YORK, NY 10004
PHONE: (212) 269-5800
FACSIMILE: (212) 269-2675

April 9, 2007

Dear Fellow ROMA shareholder:

        Funds that I manage are the largest public shareholder of our Company. I am asking you to vote ‘withhold’ on the directors who are up for reelection this year. I believe the directors and managers of ROMA don’t recognize that they now run a public company and have concomitant responsibilities to their public shareholders.

        Our Company has a rich history, and it has accumulated a substantial capital position through many years of compounded earnings and the addition of the proceeds from last year’s share sale. That capital, wisely used, can both serve the prudent growth of our Bank’s franchise and provide an attractive rate of return to Company shareholders. Having twice met with Peter Inverso, our CEO, and Maurice Perilli, our chairman, I don’t believe they or the Company board understand their responsibilities now that ROMA is a public corporation.

        Given our Company’s overcapitalized position, it is my belief that ROMA should dividend out its earnings while it right-sizes its capital position through a combination of organic growth, share repurchases and, perhaps, an accretive transaction. In speaking with them about these vital issues — despite a great number of pleasantries on their part — they refused to engage in a substantive discussion on any of these points.

        When I attempted to engage Peter and Maury in a discussion more than six months ago about an appropriate dividend policy for ROMA, they refused to answer except in the vaguest of generalities. When pressed on the issue, they replied with a Laurel & Hardy like routine—‘He wants to know what our dividend policy is…He wants to know what our dividend policy is…He wants to know what our dividend policy is…'. Their behavior was troubling for executives responding to a shareholder, and I found it to be a strange response from men at their stage of life.

        Now, just two days after my Group filed to hold this proxy contest, they have announced the Company’s intention to declare a dividend before the annual meeting. It’s a step in the right direction, but it is a small and inadequate step in light of ROMA’s capital position.

        With Peter’s background as an accountant, I’m sure he understands that some types of transactions would add to public shareholder value and some would diminish it. When I’ve asked him to commit to only make a transaction that adds to shareholder value, Peter wouldn’t make that commitment. I believe that if he viewed himself as a true fiduciary of the public shareholders, he would certainly make this promise.

        The current board doesn’t have even a single individual with experience as a director of another publicly held company. Having members of the local community and management on a community bank’s board of directors makes sense, and it also makes sense to have substantial shareholders and financially experienced individuals on the board. Why would the current board not avail themselves of someone outside their clique who has skills that they lack? It is my experience that an insular board tends to not thoroughly consider issues, tends not to sufficiently challenge management, and, usually, tends to be a bad board.

        For the above reasons, I ask you to withhold your vote from the Company’s nominees.

Sincerely,
/s/ Joseph Stilwell
On behalf of the Stilwell Group:
STILWELL VALUE PARTNERS VI, L.P.
STILWELL PARTNERS, L.P.
STILLWELL ASSOCIATES, L.P.
STILWELL VALUE LLC

On April 2, 2007, the Stilwell Group (the “Group”) filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement in connection with the 2007 annual meeting of stockholders of Roma Financial Corporation (“ROMA”). On the record date for the meeting, March 1, 2007, there were 32,731,875 shares of ROMA’s common stock outstanding. Copies of the Group’s definitive proxy statement were mailed to stockholders beginning April 2, 2007. Investors and security holders are urged to read the Group’s definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Group with the Commission at the Commission’s website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Joseph Stilwell at 26 Broadway, 23rd Floor, New York, New York 10004, or by contacting D.F. King & Co. at 1-800-659-6590.